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                                                                     Exhibit 1.1

  KongZhong Corporation Ranked No. 1 by "Deloitte Technology Fast 50" in China

Beijing, China, November 24, 2005 -- KongZhong Corporation (NASDAQ: KONG), a leading provider of advanced second-generation (2.5G) wireless value-added services in China, today announces that it has been ranked No. 1 by "Deloitte Technology Fast 50" in China.

"Deloitte Technology Fast 50 Worldwide" was established in 1995 to rank the 50 fastest growing technology companies by geographic region. The program operates independently in 10 countries outside of the United States. This year's program in China was jointly organized by Deloitte Touche Tohmatsu and "CEO & CIO China" magazine. According to the organizer, KongZhong Corporation has grew its revenue by 23849% in the past three years.

Commenting on the award, Yunfan Zhou, Chairman and Chief Executive Officer of KongZhong Corporation, said, "We are honored that 'Deloitte Technology Fast 50" ranks us the No. 1 fastest growing company in China. We have grown our revenue every single quarter for 13 consecutive quarters since our inception. We are confident that we can continue to execute well, grow our business, and deliver superior results for our shareholders. We are also very optimistic about the growth prospect of China's wireless value added service industry and information technology industry in general."

About KongZhong:
KongZhong Corporation is a leading provider of advanced second-generation (2.5G) wireless interactive entertainment, media, and community services to consumers in China. The Company delivers a broad range of services, through multiple technology platforms, which users can access directly from their mobile phones by choosing an icon embedded in select models of handsets or from a mobile operator's portal or web site.

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding the settlement of pending litigation. These statements involve risks and uncertainties and our actual results may differ materially from those expressed or implied in the statements in this press release. Potential risks and uncertainties include, but are not limited to, any uncertainties associated with the signing of the memorandum of understanding preliminary to a settlement agreement, the negotiation of a definitive settlement agreement and its approval by the court. For additional discussion of these risks and uncertainties and other factors that may impact the reliability of the forward-looking statements in this press release, please see the documents we file from time to time with the Securities and Exchange Commission. We assume no obligation to update any forward-looking statements, which apply only as of the date of this press release.


Investor Contact:
JP Gan
Chief Financial Officer
Tel.: +86 10 8857 6000
E-mail: ir@kongzhong.com

Tip Fleming
ChristensenIR
Tel: +1 917 412 3333
E-mail: tfleming@ChristensenIR.com

Media Contact:
Xiaohu Wang
Manager
Tel: +86 10 8857 6000
E-mail: xiaohu@kongzhong.com

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